Exhibit 10.55

GENERAL BOND

Dated 10 February 2005

between

NORÐURÁL EHF

and

KAUPTHING BANK HF.
as Security Trustee

GENERAL BOND

This General Bond (this “General Bond”) is executed 10 February 2005 between Norðurál ehf., Id.No. 570297-2609 (hereinafter referred to as the “Borrower”) a company organised and operated under the laws of Iceland, whose principal office is located at Grundartanga, 301 Akranes and Kaupthing Bank hf. as agent and trustee (together with its successors, transferees and assigns in such capacity pursuant to the Loan Agreement referred to below, the “Security Trustee”) for each and any Secured Party (as defined below).

SECTION 1. DEFINITIONS:

(a)	Capitalised terms used herein and not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement (as defined below) and clause 1.2 (Other Definitional Provisions) of the Loan Agreement shall apply to this General Bond mutatis mutandis.

(i) Unless otherwise stated, any reference herein to any Person shall include its successors, and permitted transferees and assigns.

(ii) Reference to a Loan Document or any other document is a reference to that Loan Document or other document as amended, novated, replaced or supplemented from time to time.

(iii) “assets” includes properties, contracts, revenues and rights of every description.

(b)	The following terms shall have the following meanings (all terms defined in this Section 1 or in the other provisions of this General Bond in the singular shall include the plural and vice versa):

“Finance Parties” means the Agents and the Lenders (which may vary from time to time) as defined in the Loan Agreement;

“Harbour Area” shall have the respective meaning ascribed thereto in the Harbour Agreement originally between the Harbour Fund (now Faxaflóahafnir sf.) and the Borrower dated August 7, 1997, as amended from time to time.

“Charged Assets” means all the assets charged pursuant to Section 2 of this General Bond.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to any Finance Party under each Loan Document to which the Borrower is a party (excluding any Subordination Agreement) together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents on a full indemnity basis except for any obligation or liability which, if it were so included, would result in this Bond to be unlawful. The term “Loan Document” includes all amendments and supplements including supplements providing for further advances.

“Secured Party” means each and any Finance Party.

“Security Period” means the period beginning on the date hereof and ending on the date upon which the Security Trustee is satisfied (acting reasonably) that all the Secured Liabilities, which have arisen, have been unconditionally and irrevocably paid and discharged in full or (if earlier) the security hereby created has been unconditionally and irrevocably released and discharged.

“Loan Agreement” means the USD 365.000.000,- term loan facility agreement to be entered into on or about the date of this General Bond, between inter alia the Borrower, the Security Trustee and the various financial institutions listed therein.

“Smelter Site” shall have the respective meaning ascribed thereto in the Smelter Site Agreement between the State Treasury of Iceland and the Borrower dated March 20, 1997, as amended from time to time.

SECTION 2. THE PLEDGE

The board of directors of Norðurál ehf. on behalf of the Borrower, acknowledges by its signature on this General Bond that the Borrower undertakes to the Security Trustee named above, as agent and trustee for each Secured Party, to pay or discharge in full the Secured Liabilities, the principal amount of which is set out below in accordance with the terms set forth in greater detail in the Loan Documents.

Each party to this General Bond agrees that the Security Trustee’s interests and rights under and in respect of this General Bond shall be held by the Security Trustee as agent and trustee for itself and the other Secured Parties from time to time on the terms set out in the Loan Documents. Accordingly, unless the context otherwise requires, all references in this General Bond to the Security Trustee mean the Security Trustee in its capacity as agent and trustee and each party to this General Bond also agrees that each Secured Party from time to time shall have the benefit of this General Bond.

Amount in numerals: USD 385.000.000,- plus interest and default interest (including amounts which are, or are expressed to be or may become due, owing or payable by the Borrower under any hedging agreements in respect of any foreign exchange or interest rate hedging arrangements), and all other expenses and costs as further defined above as Secured Liabilities.

Amount in words: Three hundred and eighty five million U.S. dollars.

To ensure the punctual and full payment of, and/or performance or discharge of, the Secured Liabilities in accordance with the Loan Documents the following assets are hereby charged to the Security Trustee with a second-ranking charge, with a pre-emptive upgrade right (Uppfærsluréttur), next after the following:

First-ranking General Bond, for the amount of USD 197.600.000, dated 27 August 2003. Security Trustee Kaupthing Bank hf.

A. All assets and rights related to the Smelter Site under the Smelter Site Agreement and all assets located within the Smelter Site, including but not limited to the following assets (Landnúmer 133197, Fastanúmer 223-5409):

1.	Potrooms and 180 cell potline (“Kerskálar o.fl.”);

2.	Two Potroom Service Buildings (“2 Þjónustubyggingar kerskála”);

3.	Substation 401, including extension (“Aðveitustöð 401, stækkun);

4.	Rectifier houses, plus rectifier cooling facilities and seawater intake (“Aðveitustöð o.fl.”);

5.	Substation 408 (“Aðveitustöð”);

6.	Rodding shop, butt crushing facility, including all external sub-stations, storage and personnel facilities (“Skautsmiðja, aðveitustöð, starfmannaaðstaða o.fl.”);

7.	Casthouse and laboratory (“Steypuskáli o.fl.”);

8.	Air Compressor station and other utility stations (including, without limitation, water pumphouses and future water tanks) (“Loftþjöppuhús o.fl.”);

9.	Warehouses, workshops and repair facilities (“Vöruskemmur, verkstæði o.fl.”);

10.	Administration and personnel facilities, including miscellaneous satellite personnel facilities (“Skrifstofur og starfsmannaaðstaða”);

11.	Silos and tanks (“Tankar og síló”);

12.	Fume treatment plant and Pot repair building and equipment thereof;

13.	All other assets as further defined and set out in Appendix A and;

14.	All other rights, title and benefits present or future, actual or contingent, in respect of any assets, inventory, appurtenances, machines or other equipments owned by the Borrower from time to time and intended for use in connection with the operation of the Facilities as further defined in Article 24 of the Mortgage Act No. 75/1997 (Rekstrarveð).

B.	All assets and rights related to the Harbour Area under the Harbour Agreement and all Harbour Installations (as defined in the Harbour Agreement), including, but not limited to the following assets (Landnúmer 179740, Fastanúmer 226-8116):

1.	Stationary suction unloader (“Fastur sogdælulöndunarbúnaður”);

2.	Closed airslide conveying system from the suction unloader to storage silo(s) on shore (“Lokuð flæðilína frá löndunarbúnaði til súrálsturns eða súrálsturna í landi);

3.	One alumina storage silo of 40.000 tons storage capacity located on the shore (“Einn súrálsturn er rúmar 40.000 tonn í landi”);

4.	Machinery house for suction unloader and alumina handling equipment located adjacent to the silo (“Vélarhús fyrir sogdælulöndunarbúnaðinn og búnað til meðhöndlunar á súráli við hlið súrálsturnsins);

5.	Overhead dense phase (pneumatic pipes) closed alumina conveying system from the silo(s) to the site (“Lokað þéttflæðikerfi á undirstöðum (loftþrýstikerfi) fyrir súrál frá súrálsgeymum að lóðinni”);

6.	All other assets set out in Appendix B and;

7.	All other rights, title and benefits present or future, actual or contingent, in respect of any assets, inventory, appurtenances, machines and other equipments owned by the Borrower from time to time and intended for use in connection with the operation of the Facilities, located at the Harbour Area (The Harbour Installations), ref. Article 24 of the Mortgage Act No. 75/1997 (Rekstrarveð).

C.	INVENTORY etc. (Veð í vörubirgðum)

1.	All rights, title, benefits and interests, present or future, actual or contingent, in, under or in respect of any raw material (alumina), semi-processed goods (including, without limitation, liquid aluminium in the pots), finished goods (finished aluminium), commodities, operational goods, storage facilities for the Facility’s finished goods and all other assets, rights, title, benefits and interests defined in Article 33 of the Mortgage Act No. 75/1997.

Pursuant to clause 15 of the BMT Tolling Conversion Agreement the above charge does not create any security interest in any alumina delivered by Billiton Marketing A.G. (“Billiton”) pursuant to the BMT Tolling Conversion Agreement that has not been converted into aluminium and all converted aluminium (except liquid aluminium in pots) that has been produced for Billiton’s account using alumina delivered by Billiton under that agreement.

The above charge does not create any security interest in any alumina delivered and owned by Glencore Ltd. (“Glencore”) pursuant to the Glencore Tolling Conversion Agreement that has not been converted into aluminium and all converted aluminium (except liquid aluminium in pots) that has been produced for Glencore’s account using alumina delivered by Glencore under that agreement and is owned by Glencore.

D.	GENERAL RECEIVABLES (Vörureikningsveð)

1.	All present and future rights, title, benefits and interests in all receivables and other general claims of the Borrower covered by paragraph 1 of Article 47 of the Mortgage Act No. 75/1997.

E.	OTHER PROPERTIES AND ASSETS COVERED BY THIS GENERAL BOND

1	All other properties and assets owned by the Borrower from time to time, which are not subject to the floating charge as defined in Article 24 of the Mortgage Act No. 75/1997 as further defined and set out in Appendix C to this General Bond.

This General Bond does not create any security over or in any registered vehicles of the Borrower. The vehicles owned by the Borrower at the date of the signing this General Bond are as listed in Appendix C. If at any given time the total market value of all of the vehicles owned by the Borrower exceeds USD 300.000,- (indexed) the Borrower undertakes and shall be obliged to enter into a security document in favour of the Security Trustee (in such form as the Security Trustee reasonably requires), creating a security interest in all vehicles of the Borrower and shall, in relation to such security document, forthwith thereafter (i) provide the Security Trustee with such evidence of the Borrower’s signing authority in relation thereto as the Security Trustee may reasonably require (ii) procure its registration (or if so required by the Security Trustee, assist the Security Trustee in obtaining such registration) at the Magistrate office at Borgarnes or any other relevant agency in Iceland.

The assets referred to in paragraphs A, B, C, and D above (as the same may be updated or supplemented from time to time in accordance with this General Bond) are hereinafter referred to as the Charged Assets.

This General Bond secures the payment, performance and/or discharge, of the Secured Liabilities during the Security Period.

SECTION 3. USE OF PROCEEDS.

Notwithstanding any other provision contained herein the parties hereto acknowledge that until the expiry of the Security Period, all rights of the Security Trustee with respect to the Charged Assets shall be exercised by the Security Trustee (or its nominees, delegates or sub-delegates, as applicable) as agent and trustee for the Secured Parties and any proceeds of the Charged Assets shall, upon the exercise of any enforcement of the remedies hereunder in respect thereof, be applied to the payment of the Secured Liabilities in the following order of priorities, but without prejudice to the right of any Secured Party to recover any shortfall from the Borrower:

     First: to pay all unpaid cost and expenses incurred in connection with such enforcement, including reasonable compensation to agents of and counsel for the Agents, and all expenses, liabilities and advances incurred or made by the Agents in connection with the Security Documents, and any other amounts then due and payable to the Agents pursuant to the Loan Agreement;

     Second: to pay pro rata the unpaid principal of the Secured Liabilities in accordance with the provisions of the Loan Agreement, until payment in full of the principal of all Secured Liabilities shall have been made (or so provided for);

     Third: to pay pro rata (i) all interest on the Secured Liabilities and (ii) all commitment fees, agent fees and other fees payable under the Loan Agreement, until payment in full of all such interest and fees shall have been made;

     Fourth: to pay pro rata all other Secured Liabilities, until payment in full of all such other Secured Liabilities shall have been made (or so provided for); and

     Finally: to pay to the Borrower, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Charged Assets owned by it.

SECTION 4. NO WAIVER

No failure to exercise, and no delay in exercising, on the part of the Security Trustee or any of its agents, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 5. INSURANCE PROCEEDS

Any insurance proceeds connected with the Charged Assets are included in the Security Trustee’s pledge hereunder and the provisions of Section 5.6 of the Loan Agreement shall apply in relation to the insurance of the Charged Assets.

SECTION 6. FLOATING CHARGE

The Charged Assets are charged to the Security Trustee with all appropriate plant, equipment, machinery, inventory, appurtenances, including moveable assets of all descriptions, which are owned by the Borrower now or in the future or (to the extent of such interest) in which it has any interest from time to time, and are intended for its use in connection with the construction and operation of the Facilities, ref. Article 24 and 33 of the Mortgage Act No. 75/1997. The charge shall cover any pieces of equipment, fixtures, buildings and appurtenances, which may replace such older charged items or buildings.

If any changes are made to the buildings and/or facilities referred to in paragraph A or B of Section 2 above and/or from the drawings in Appendix A and/or B or if any additional buildings and/or facilities will be constructed at the Smelter Site, the security constituted by this General Bond shall cover any such changes and/or additional buildings and/or facilities. The Borrower shall issue supplemental Appendices including where appropriate, new drawings in accordance with the updating procedure described in Section 11(b) below to reflect such changes and/or additional buildings and/or facilities) and have such documents registered at the Magistrate Office in Borgarnes or any other relevant agencies in Iceland, as well as any other document(s) which might be reasonably considered to be necessary to issue in relation to such changes.

SECTION 7. DEFAULT INTEREST

In the event of failure to make payments according to the Loan Documents on the correct due dates, default interest on the sum in arrears shall be paid in accordance with Section 2.10 (b) of the Loan Agreement.

SECTION 8. EVENT OF DEFAULT

The security constituted hereby shall become immediately enforceable upon the occurrence of one or more Events of Default as defined in the Loan Agreement and at any time thereafter whilst any Event of Default exists, and the enforcement rights defined below under Section 9 shall be immediately exercisable upon the occurrence of any Event of Default and at any time thereafter whilst any Event of Default exists.

SECTION 9. RIGHTS AND REMEDIES

(a) If the security constituted hereby becomes enforceable (in addition to any other rights and remedies provided for herein or which may otherwise be available at law, in equity or otherwise), the Security Trustee may in its absolute discretion enforce all or part of the security in any manner it sees fit which shall include:

(i) the right to have the Charged Asset(s) sold directly on a distress sale for the outstanding Secured Liabilities without a prior court judgement, settlement or enforcement measure according to sub-paragraph 2 of paragraph 1 of Article 6 of the Distress Sale Act No. 90/1991; and

(ii) the right to redeem the Charged Asset(s); and

(iii) the right to have the Charged Asset(s) sold at a private sale.

Enforcement measures may also be taken in order to ensure the payment of the debt without a prior court judgement or court settlement under item 7 of paragraph 1 of Article 1 of the Enforcement Measures Act, No. 90 of 1989, following a prior call for payment under Article 7 of the same Act.

(b) If any Event of Default shall have occurred and be continuing, the Security Trustee or any person designated by it may by notice to the Borrower from the Security Trustee exercise (in place of the Borrower) all of the Borrower’s rights and discretions in respect of the Charged Assets and (acting as agent of the Borrower or, at the Security Trustee’s discretion, jointly and severally with the Borrower) perform any obligations of the Borrower in respect of the Charged Assets.

SECTION 10. DUTIES OF THE SECURITY TRUSTEE;
BORROWER REMAINS LIABLE

(a) The rights conferred on the Security Trustee hereunder are solely to protect its interest in the Charged Assets and shall not impose any duty upon it to exercise any such rights. The Security Trustee shall have no duty except to the extent required by applicable law as to any Charged Asset or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any of the Charged Assets. Neither the Security Trustee, any other Secured Party nor any of their directors, officers, employees, agents, delegates, sub-delegates or nominees shall be liable for failure to demand, collect or realise any of the Charged Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Charged Asset upon the request of the Borrower or otherwise.

(b) Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable in respect of the Charged Assets and under each Loan Document to which it is a party to the extent set forth therein to make all payments and to perform and satisfy all of its duties and obligations in respect thereof to the same extent as if this General Bond had not been executed, (ii) the exercise by the Security Trustee of any of the rights and remedies hereunder shall not release the Borrower from any of its duties or obligations under the Loan Documents or in respect of the Charged Assets and (iii) neither the Security Trustee nor any of the Secured Parties shall have any obligation or liability under any of the Loan Documents, by reason of this General Bond, nor shall the Security Trustee, nor any of the Secured Parties, be obligated to perform or satisfy any of the obligations or duties of the Borrower thereunder.

(c) The Security Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of its rights, powers and discretions in circumstances where it is obliged to do so under the terms of the Loan Documents. Neither the Security Trustee nor any of its officers or employees will be liable, by reason of entering into possession of any of the Charged Assets or exercising in whatever capacity any rights, powers, discretions or obligations in respect of the Charged Assets, for any loss, damage, liability or expense arising therefrom save to the extent that the same shall be caused by the Security Trustee’s wilful default or failure to account for receipts (in circumstances where it is obliged to do so under the terms of the Loan Documents) or that of its officers or employees.

(d) All the provisions of this Section shall apply, mutatis mutandis, in respect of the liability of any delegate or other person appointed or authorised to carry out any of the duties or obligations of, or to exercise all or any of the rights, powers or discretions vested in, the Security Trustee under or pursuant to this General Bond.

SECTION 11. UNDERTAKING OF THE BORROWER

(a) The Borrower agrees that from time to time, upon request of the Security Trustee, and at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that the Security Trustee may reasonably request, in order to create, preserve, perfect or protect the security granted or purported to be granted hereby or the priority thereof or to enable the Security Trustee or any of its nominees, delegates or sub-delegates to exercise and enforce its rights and remedies hereunder including in relation to the exercise of the Security Trustee’s powers of realisation, execution of any transfer, assignment or conveyance of any property to any purchaser or transferee. Without limiting the generality of the foregoing, the Borrower will: (i) if any of the

Charged Assets shall be evidenced by a promissory note or other instrument deliver and pledge to the Security Trustee for the benefit of the Secured Parties such note or instrument duly endorsed or accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Security Trustee; (ii) deliver and pledge to the Security Trustee any certificate or title or ownership to the Charged Assets and shall provide the Security Trustee with all lien entry forms and similar documents, duly completed, executed and acknowledged as required to enable the Security Trustee to perfect its security over the Charged Assets; and (iii) execute and file such instruments, endorsements or notices as may be necessary or desirable, or as the Security Trustee may reasonably request, in order to create, preserve, perfect or protect the security granted or purported to be granted hereby.

(b) The Borrower undertakes and agrees that it will:

(i) by not later than close of business on each Updating Date (as defined below) until the Borrower is released from this General Bond in accordance with Section 13 update this General Bond by issuing supplements to Appendices A, B and C substantially in the form set out in Appendix D (each a “Supplemental Appendix”) to include such details as may be reasonably required by the Security Trustee from time to time as the case may be of any changes made (including any additions) to the buildings and/or facilities included in paragraph A and B above and/or any asset which substitutes or replaces or supplements the assets. Appendices shall be signed by or on behalf of the Borrower the Security Trustee and Faxaflóahafnir sf. and/or the Treasury as the case may be, together with any other document(s) which may be reasonably considered to be necessary by the Security Trustee in relation to such updating;

(ii) on each occasion that a Supplemental Appendix is issued, provide the Security Trustee with such evidence of the Borrower’s signing authority as the Security Trustee may reasonably require;

(iii) within such registration period as may be prescribed from time to time by applicable law, procure registration (or, if so required by the Security Trustee, shall assist the Security Trustee in obtaining registration) of each such Supplemental Appendix, together with any other document(s) which may be considered necessary by the Security Trustee in relation to such updating at the Magistrate Offices of Borgarnes or with any other relevant Agency in Iceland.

For the purpose of this General Bond the term “Updating Date” means:

(i) in respect of any changes from and/or additions to the buildings and/or facilities referred to in paragraph A above, a date falling within 10 Business Days of the date on which such changes and/or additions are made or, in the case of ongoing works, a date falling within 10 Business Days of the date of commencement of those works; and

(ii) in respect of any replacement or supplement to the assets referred to in paragraph B and E above, a date falling within 10 Business Days of replacement by or addition of any asset having an open market value of more than USD 110.000,-.

(c) The Borrower shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all expenses incidental to the execution and acknowledgement of the General Bond, any agreement supplemental thereto (including (for the avoidance of doubt) any Supplemental Appendix or any other instrument or document updating the General Bond), and all stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this General Bond, or any agreement supplemental hereto and any instruments of further assurance in connection herewith.

SECTION 12. APPOINTMENT OF THE SECURITY TRUSTEE AS AN ATTORNEY IN FACT

The Borrower by way of security only hereby irrevocably appoints the Security Trustee and any person nominated in writing by the Security Trustee severally to be the Borrower’s attorney-in-fact (with full powers of substitution and delegation) with full authority to act in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Security Trustee’s reasonable discretion to take any action and to execute any instrument which the Security Trustee may deem necessary or advisable:

(a) to create, preserve or perfect or protect the security intended to be created by this General Bond and to facilitate the exercise by the Security Trustee of all or any of the rights, powers and discretions exercisable by the Security Trustee in accordance with and subject to the terms of this General Bond; and

(b) to do anything which the Borrower is obliged to do (but has not done) under this General Bond; and

(c) on or following the occurrence of an Event of Default (whilst the same is continuing) to facilitate the realisation of all or any of the Charged Assets including, without limitation, to ask, demand, collect, sue for, recover, compound, receive and give discharge and receipts for moneys due and to become due under or in connection with the Charged Assets, to receive, indorse and collect any drafts or other instrument, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings, that the Security Trustee may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of this General Bond, and to make and execute all conveyances, assignments and transfers of the Charged Assets sold pursuant to Section 9 hereof.

The Borrower hereby ratifies and confirms all that the Security Trustee, as said attorney-in-fact, shall do by virtue hereof. Notwithstanding the foregoing, except as required by applicable law, the Security Trustee shall not be obligated to exercise any right or duty as attorney-in-fact, and shall have no duties to the Borrower in connection therewith.

SECTION 13. RELEASE

The security created by this General Bond shall be released and all documents held by the Security Trustee as security pursuant to this General Bond, including documents of title, shall be returned to the Borrower upon the expiry of the Security Period (as defined above), at the request and expense of the Borrower.

SECTION 14. MISCELLANEOUS

If the Security Trustee considers (acting reasonably) that an amount paid by any Loan Party to any Secured Party under any Loan Documents, is likely to be avoided or otherwise set aside on the liquidation or other similar proceeding (including but not limited to the winding-up, moratorium or the seeking of composition) of such Loan Party, then such amount shall not be considered to have been irrevocably paid for the purposes hereof.

SECTION 15. ASSIGNMENT

(a) The Security Trustee may assign and transfer all of its respective rights and obligations hereunder to a replacement Security Trustee appointed in accordance with the terms of the Loan Documents. Upon such assignment and transfer taking effect, the replacement Security Trustee shall be and be deemed to be acting as agent and trustee for each of the Secured Parties (as well as for itself) for the purposes of this Agreement in place of the old Security Trustee. The Borrower shall promptly take such action as may be necessary in order that this General Bond and replacements therefore shall provide for effective and perfected security in favour of any successor or replacement of the Security Trustee permitted or duly appointed in accordance with the Loan Documents.

(b) The Borrower undertakes that it shall not at any time assign, transfer, novate or dispose of any of its rights, interests or obligations in respect of this General Bond to any person (or agree to do any of the foregoing).

SECTION 16. DISPOSALS

The Borrower may not sell, transfer or otherwise dispose of the Charged Assets, unless it is expressly permitted to do so under the terms of the other Loan Documents and Article 27 and/or 33 of the Mortgage Act. No. 75/1997.

SECTION 17. NO SECURITY INTEREST

The Borrower shall not create or permit to subsist any security interest on any of the Charged Assets, other than any Permitted Liens as set out in Section 6.3 of the Loan Agreement.

SECTION 18. NOTICES

All notices or other communications under or in connection with this General Bond shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a) if by letter, when delivered personally or on actual receipt; and

(b) if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place. Without affecting the validity of any notice delivered in accordance with paragraph (b) above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party.

The address and facsimile number of the Borrower are:

(A)	Nordural ehf.
Grundartangi
301 Akranes
Iceland
Tel: 00 354 430 1000
Telecopy: 00 354 430 1001

Attn: Managing Director/Finance Manager.

with a copy to the Parent:

Century Aluminium Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940

Tel: 001-831-642-9300
Fax: 001-831-642-9328

Attn: Daniel J. Krofcheck and Gerald J. Kitchen

(B)	If to a Secured Party, to the address of the Security Trustee at:
Kaupthing Bank hf.
Borgartún 19
105 Reykjavík
Iceland

Fax: + 354 444 6589

Attention: Sigurgeir Tryggvason

or such other address and/or facsimile number as either party may notify (in accordance with this Section 18) to the other by not less than 5 Business Days’ notice.

SECTION 19. EXPENSES AND INDEMNITY

The Borrower shall forthwith on demand pay (a) all reasonable costs and expenses (including legal fees) incurred in connection with the negotiation, preparation, printing and execution of this General Bond and any other document referred to in this General Bond, (b) all costs and expenses (including legal fees) incurred in connection with the enforcement of, or the preservation of any rights under this General Bond and (c) any costs or expenses incurred as a result of any steps being taken in connection with the protection and/or improvement of the Charged Assets including any amounts incurred in the ongoing construction and operation of the Facilities by any Secured Parties, delegate, nominee, attorney, manager, agent or other person appointed by the Security Trustee under this General Bond, and keep each of them indemnified against any failure or delay in paying the same.

SECTION 20. DELEGATES

The Security Trustee or any person appointed by it hereunder may delegate by power of attorney or in any other manner to any other person any right power or discretion exercisable by it in connection herewith.

SECTION 21. SECURITY INTEREST ABSOLUTE

The rights of the Security Trustee hereunder, the security created hereby and the obligations of the Borrower hereunder are irrevocable, absolute and unconditional, irrespective of:

(a) the validity or enforceability of the Secured Liabilities or of any Loan Document, Material Contracts and Licenses or any other agreement or instrument relating thereto;

(b) any amendment to, waiver of, consent to or departure from, or failure to exercise any right, remedy, power or privilege under or in respect of any Loan Document, Material Contracts and Licenses or any other agreement or instrument related thereto;

(c) the acceleration of the maturity of any of the Secured Liabilities or any other modification of the time of payment thereof or the failure to perfect any other security granted to, or in favour of, the Security Trustee or any other Secured Party;

(d) any substitution, release or exchange of any other security for or guarantee of any of the Secured Liabilities or the failure to create, preserve, perfect or protect any other security granted or purported to be granted to, or in favour of, the Security Trustee or any other Secured Party; or

(e) the occurrence of any other event or circumstances of a similar or different nature that might otherwise constitute a defence available to the Borrower as a surety or a guarantor.

SECTION 22. SEVERABILITY.

Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

SECTION 23. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with Icelandic Law. Each party hereto hereby submits to the non-exclusive jurisdiction of the Reykjavik District Court. Any legal actions arising from this General Bond may be brought before the Reykjavík District Court under Chapter 17 of the Code of Civil Procedure, No. 91/1991.

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This General Bond has been prepared in three copies, one of which has been delivered to the Borrower, one to the Security Trustee and one to be filed and registered at the Magistrate Offices of Borgarnes.

In confirmation and acceptance of the above, the Borrower and the Security Trustee sign their names on this General Bond in the presence of two witnesses summoned for the purpose.

With their signatures on this General Bond, the State Treasury of Iceland and Faxaflóahafnir sf. respectively confirm the above and fully accept and permit the charge made under this General Bond, as registered owners of the Smelter Site and of the Harbour Area.

Reykjavík, 10 February 2005.

On behalf of Norðurál ehf.	On behalf of Kaupthing Bank hf.
according to a power of attorney	as Security Trustee
according to a power of attorney

Id. No.	Id. No.

On behalf of Faxaflóahafnir sf.	On behalf of the State Treasury of
according to a power of attorney	Iceland

Id. No.	Id. No.

Witnesses to the correct date, signatures and financial competence of the above mentioned parties.:

Id. No.

Id. No.